EXHIBIT 99.1

For Immediate Release

Contacts:

Steve Moore Chief Financial Officer 510 360 2300 smoore@scmmicro.com	Darby Dye Investor Relations — US 510 360 2302 ddye@scmmicro.com	Manfred Mueller Investor Relations — Europe +49 89 9595 5140 mmueller@scmmicro.de

SCM MICROSYSTEMS ANNOUNCES PRELIMINARY RESULTS FOR ITS SECOND QUARTER

Fremont, CA — July 9, 2004 - SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced preliminary revenue and gross margin results for its second quarter ended June 30, 2004.

     Revenue for the second quarter is expected to be approximately $11.5 million, which is below management’s previously reported expectation of $13 million to $15 million. The shortfall primarily is due to lower than expected sales of the Company’s digital TV products, which are used to provide secure access to digital broadcast content. European customer demand for the Company’s traditional digital TV security modules decreased more rapidly than the Company had anticipated, primarily as a result of continued aggressive competition in this market from non-licensed products. In addition, the Company experienced delays in launching and deploying new digital TV security products, which had been expected to generate significant revenue in the second quarter.

     The Company also intends to write down approximately $2.5 million to $3.0 million of component and finished goods inventory related to its digital TV products, which is expected to result in significantly reduced gross margin for the second quarter, versus the previously-reported expectation of 40% to 42%. The majority of this write down relates to the Company’s traditional digital TV security products, which, primarily due to an increasingly difficult competitive environment, the Company now doubts it will be able to sell. The remainder relates to finished inventory of a custom digital TV security module that the Company now also doubts it will be able to sell.

     The Company’s management and Board of Directors are evaluating alternatives to bring the Company’s revenues and expenses into alignment. Management will provide an update on these strategies as well as complete financial results for the Company’s second quarter on August 5, 2004.

     The Company also announced that it has received a demand letter from a significant European customer that claims damages resulting from the performance of one of the Company’s products. It is possible that this demand letter may result in legal action against the Company. Although the outcome of any such legal action cannot be determined at this time, the Company believes it has strong defenses against the claims made in the demand letter and intends to vigorously defend itself in any legal action arising from such claims. However, if legal action were to be taken, and if such legal action were to result in a judgment adverse to the Company, the outcome of such a judgment could have a material adverse effect on the Company’s operating results.

August 5, 2004 Conference Call

     SCM will hold a conference call and webcast on August 5, 2004 at 8:30 AM Eastern Time to discuss the results of its second quarter and its expectations for the remainder of 2004. The webcast can be accessed through the Company’s Investor Relations site at www.scmmicro.com/ir_en/index.html and a telephonic replay also will be available for one week by dialing 800-642-1687 (or 706-645-9291 from outside the U.S.) and entering the conference ID number 8505896.

About SCM Microsystems

     SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to securely access digital content and services. The company markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. These include our statements regarding (i) our expectations for revenue and gross margin for the second quarter and (ii) our ability to defend ourselves against the claims in the demand letter received from a significant European customer. No assurance can be given that we will be successful in our defense of these claims. Other risks and uncertainties that could cause SCM’s actual business and operating results to differ include, but are not limited to our ability to grow based on a strategy of participating in multiple early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; our dependence on a small number of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all; we may not participate fully in our target markets; and competitors could take market share or create pricing pressure. For a discussion of further risks and uncertainties related to SCM’s business, please refer to SCM’s public company reports, including the Report on Form 10-Q for the quarter ended March 31, 2004, filed with the U.S. Securities and Exchange Commission.

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